Exhibit T3A.2
CERTIFICATE OF FORMATION
OF
CIT GROUP FUNDING COMPANY OF DELAWARE LLC
     This Certificate of Formation of CIT Group Funding Company of Delaware LLC (the “LLC”), dated as of December 28, 2007, has been duly executed and is being filed by the undersigned, as authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).
     FIRST. The name of the limited liability company formed hereby is CIT Group Funding Company of Delaware LLC.
     SECOND. The address of the registered office of the LLC in the State of Delaware is do The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     FOURTH. This Certificate of Formation shall be effective on December 31, 2007, at 12:01 o’clock a.m. Atlantic Standard Time.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Eric S. Mandelbaum
Name:	Eric S. Mandelbaum
Authorized Person